Exhibit 99.1

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

Don Newman to Join ATI as Chief Financial Officer

Leader experienced in maximizing return on investment to support growth

PITTSBURGH, PA – December 18, 2019 – Allegheny Technologies Incorporated (NYSE: ATI) announced that effective January 6, 2020, Don P. Newman will join ATI as Senior Vice President, Finance and Chief Financial Officer. He succeeds Pat DeCourcy, who will remain as Senior Vice President and Special Advisor to the CEO until his previously announced retirement on March 31, 2020, after a 31-year career with the company.

As ATI’s CFO, Newman will play a critical role in driving corporate strategic initiatives, building on the strong actions taken to improve ATI’s balance sheet and increase shareholder returns while ensuring continued expansion of the company’s unique production and materials science capabilities. Newman will lead ATI’s finance function, providing executive oversight for audit, controllership, financial planning and analysis, investor relations, procurement, risk management, and tax, reporting directly to Robert S. Wetherbee, President and Chief Executive Officer. Newman will serve as a member of ATI’s Executive Council.

“Don has a proven history of disciplined capital deployment with a focus on maximizing capital returns to drive efficiency, effectiveness and growth,” said Wetherbee. “He has an impressive record of driving top-line growth and generating cash. He will be a tremendous partner in executing ATI’s strategy and accelerating initiatives that propel us forward.”

Newman has more than 30 years of corporate finance and accounting leadership experience at high-growth businesses in a variety of industries, including metals and materials, energy, software, and drilling services. Most recently, Newman was Chief Financial Officer at Stelco Holdings Inc., a North American steel producer, where he helped lead the company’s successful 2017 initial public offering, separation from its prior owner, and transformation into a low-cost, performance-driven organization. Newman was also critical in strengthening the balance sheet and improving company liquidity to differentiate Stelco from its peers.

Prior to Stelco, Newman served for six years as Chief Financial Officer of Headwaters Inc., a leading U.S. building products and construction materials company. During his tenure as CFO, Headwaters’ annual revenues nearly doubled, annual adjusted EBITDA nearly tripled, adjusted EBITDA margins increased approximately 700 basis points, and the company successfully executed 15 acquisitions before Headwaters was sold in a merger transaction for an aggregate enterprise value of approximately $2.6 billion.

In previous roles, Newman served as Vice President – Controller and Interim Chief Financial Officer at Boart Longyear Limited, one of the world’s largest core drilling companies, and Chief Accounting Officer at international software company ACI Worldwide. At NRG Energy, Inc., a leading power generation company, Newman held leadership roles in accounting and finance over 12 years, while company annual revenue increased 20-fold to more than $2.0 billion. Newman began his career as an auditor at Deloitte LLP. Newman earned a BA in Accounting from the University of Minnesota and is a licensed Certified Public Accountant (inactive status).

Newman stated, “ATI is a strong company with tremendous positions in key, growing markets. I’m excited to join a leadership team that is positioning the company for success today and to lead the financial organization as we prepare for the future.”

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve-month period ended Sep. 30, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.